Exhibit 10.3

Description of Verbal Amendment to Operation and Management Right Agreement, dated
October 23, 2003, by and between Sale and Marketing Publishing House and Shenzhen
Media Investment Co., Ltd. (the "Operation and Management Right Agreement")

In 2005 the parties to the Operation and Management Right Agreement (the "Agreement") verbally agreed to amend the Agreement to revise Section B of the Agreement to delete the following sentences:

In addition, Party B promises that for the continuous three years from the commencement of the agreement, the realized annual income of Party A (including the sum of RMB 1,010,930 per year and the bonus dividend from Party B) would not be lower than the after-tax profit of Party A in the year end 2003 (the "basic level") (based on the FY2003 accounting statement of Party A). In the case that the realized income of Party A is lower than the basic level, Party A will have a priority in collecting the shortage before Party B to pay any dividend to the shareholders, until restoring the realized income of Party A to the basic level. In the case that the realized income of Party A is higher than the basic level, Party A receives dividend from Party B according to the proportion of its shareholding.

The parties have not yet memorialized this verbal understanding in writing, but plan to do so in the second quarter of 2007.